UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2014

Par Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-16203	84-1060803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Gessner Road, Suite 875 Houston, Texas		77024
(Address of principal executive offices)		(Zip Code)

(713) 969-3293

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Delayed Draw Term Loan and Bridge Loan Credit Agreement

On July 11, 2014 (the “Effective Date”), Par Petroleum Corporation (the “Company”) and certain subsidiaries of the Company (the “Guarantors”) entered into a Delayed Draw Term Loan and Bridge Loan Credit Agreement (the “Credit Agreement”) with Jefferies Finance LLC, as administrative agent (the “Agent”) for the lenders party thereto from time to time, including WB Macau55 Ltd., Highbridge International, LLC and Highbridge Tactical Credit & Convertibles Master Fund, L.P. (collectively, the “Term Loan Lenders”) and Chatham Asset High Yield Master Fund, LTD., Chatham Eureka Fund, L.P., Omega Charitable Partners, L.P., ZCOF Par Petroleum Holdings, L.L.C. and ICQ Investments 17, LP (collectively, the “Bridge Lenders,” and together with the Term Loan Lenders, the “Lenders”), which amended and restated that certain existing Delayed Draw Term Loan Credit Agreement dated as of August 31, 2012 and as amended prior to the date hereof (approximately $34.5 million outstanding on the Effective Date), by and among the Company, the Agent and the lenders party thereto from time to time. Pursuant to the Credit Agreement, the Bridge Lenders agree to provide a bridge loan (the “Bridge Loan”) of up to $75.0 million and the Term Loan Lenders agree to provide term loans (the “Term Loans,” and together with the Bridge Loan, the “Credit Facilities”) of up $50.0 million, subject to the terms and conditions therein.

Subject to the satisfaction of certain closing conditions, the proceeds from the Bridge Loan will be available commencing on the Effective Date and ending on the one year anniversary of the Effective Date (the “Bridge Extension Date”) in a single draw and shall be used by the Company solely as follows: (a) to pay the cash consideration required to be paid by the Company under that certain Agreement and Plan of Merger (the “Merger Agreement”) dated June 2, 2014 (as previously described in the Company’s Current Report on Form 8-K filed on June 2, 2014) pursuant to which Bogey, Inc., an indirect, wholly-owned subsidiary of the Company shall merge with and into Koko’oha Investments, Inc., with Koko’oha Investments, Inc. surviving such merger as an indirect, wholly-owned subsidiary of the Company (the “Acquisition”) and (b) to pay fees, transaction costs and expenses incurred and or payable in connection with the Credit Facilities and the Merger Agreement (collectively, “Transaction Costs”).

The Term Loans will be made in up to three draws and, subject to the satisfaction of certain closing conditions, the proceeds of the Term Loan draws will be used as follows: (a) the initial Term Loan draw will be used by Company (i) to pay Transaction Costs, (ii) to pay any deposit then due under the Merger Agreement, (iii) to pay the Closing Payment (as such term is defined in the Credit Agreement) to the Lenders, and (iv) for working capital and general corporate purposes, and (b) any subsequent Term Loan draws shall be used (i) to pay any deposit then due under the Merger Agreement, (ii) to pay Transaction Costs, (iii) to pay the consideration required to be paid by the Company under the Merger Agreement and to fund acquisitions permitted by the Credit Agreement, and (iv) for working capital and general corporate purposes.

Set forth below are certain of the material terms of the Credit Facilities:

Interest. From and after the Effective Date until June 30, 2015, the Bridge Loan will bear interest at a rate equal to 9% per annum. All interest due and payable for such period will be paid-in-kind by adding such amounts to the then-outstanding principal amount of the Bridge Loan. From and after July 1, 2015 until June 30, 2016, the Bridge Loan will bear interest at a rate equal to 11% per annum payable in cash and will increase every three months thereafter at a rate of 0.5% per annum; provided that the Company may elect to pay up to fifty percent (50%) of the interest due and payable on the Bridge Loan in the form of paid-in-kind interest, however, the interest rate for all such interest that is paid-in-kind shall increase by 0.75% in excess of the then applicable interest rate. From and after July 1, 2016, the Bridge Loan will bear interest at a rate equal to 13% per annum payable in cash and will increase every three months thereafter at a rate of 0.50% per annum until maturity.

The Term Loans will bear interest as follows at the election of the Company: (a) at a rate equal to 10% per annum payable in cash or (b) at a rate equal to 12% per annum paid-in-kind by adding such amounts to the then-outstanding principal amount of the Term Loans.

At any time after an event of default has occurred and is continuing under the Credit Agreement, all outstanding obligations will bear interest at the rate then in effect plus 2% per annum.

Prepayment. The Company may prepay the Credit Facilities at any time, provided that any prepayment is in an integral multiple of $1.0 million and not less than $1.0 million or, if less, the outstanding principal amount. Any prepayment of Term Loans after the third anniversary of the Effective Date, whether voluntary or mandatory, must be accompanied by a Term Loan exit fee equal to 3% of the amount prepaid. Any prepayment of the Bridge Loan will be accompanied by a Bridge Loan exit fee in an amount of cash equal to (i) 2% of the aggregate principal amount of the portion of the Bridge Loan prepaid during the period from the Effective Date to the second anniversary thereof, or (ii) 5% of the aggregate principal amount of the portion of the Bridge Loan prepaid during the period following the second anniversary of the Effective Date.

The Company will be required to prepay the Credit Facilities in certain circumstances, including upon the receipt of (i) net cash proceeds from asset sales and other dispositions of property by the Company and certain of its subsidiaries, (ii) net cash proceeds from the sale of certain equity interests held by the Company or certain of its subsidiaries, (iii) net cash proceeds of issuances, offerings and placements of debt obligations or equity securities of the Company or certain of its subsidiaries, (iv) cash distributions received by the Company in respect of its equity ownership of Piceance Energy, LLC, and (v) net cash proceeds from certain casualty events, in each case subject to certain permitted exceptions. Such mandatory prepayments shall be applied, subject to the occurrence and continuance of an event of default, first, to the Bridge Loan until the Bridge Loan (including the Bridge Loan exit fee and all accrued and unpaid interest on the principal amount prepaid) is paid in full, and second, to the Term Loans (including the Term Loan exit fee and all accrued and unpaid interest on the principal amount prepaid) are paid in full.

In addition, the Company will be required to prepay the Bridge Loan in full (including all accrued and unpaid interest and applicable fees) on the Bridge Extension Date if the Acquisition is not consummated by the Bridge Extension Date. The Company will also be required to prepay the Bridge Loan and the Term Loans at 101% of the outstanding principal amount thereof (plus all accrued unpaid interest thereon and all applicable fees) upon the occurrence of certain change of control events.

Collateral. The Credit Facilities are secured by a lien on substantially all of the assets of the Company and the Guarantors, including a pledge by the Company of all of the issued and outstanding equity interests held by the Company in the Guarantors and in Hawaii Pacific Energy, LLC, a direct, wholly-owned subsidiary of the Company.

Guaranty. All obligations of the Company under the Credit Facilities are unconditionally guaranteed by the Guarantors.

Fees and Commissions. The Company agrees to pay the Lenders certain fees under the Credit Agreement, including but not limited to the exit fees described above.

Covenants. The Credit Agreement requires the Company to comply with various and customary affirmative and negative covenants affecting its business and operations. However, the Company is not required to comply with any financial maintenance covenants.

Maturity Dates. The Bridge Loan will mature on (i) the Bridge Extension Date, if the Acquisition has not been consummated by the Bridge Extension Date and (ii) July 11, 2017 (the “Extended Maturity Date”) if the Acquisition has been consummated by the Bridge Extension Date and any amount of the Bridge Loan has not already been repaid in full. The Term Loans will mature four years after the Effective Date, provided that if the Bridge Loan has not been paid in full by the Extended Maturity Date, the Term Loans will mature on the Extended Maturity Date.

The foregoing description of the Credit Amendment is qualified in its entirety by reference to the Credit Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 in this Current Report on Form 8-K regarding the Credit Agreement is incorporated by reference into this Item 2.03.

Item 7.01 Other Events

On July 11, 2014, the Company issued a press release announcing that it had secured bridge financing for its pending acquisition. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the foregoing information, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information and Exhibits be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Delayed Draw Term Loan and Bridge Loan Credit Agreement dated as of July 11, 2014, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders.

99.1	Press Release dated July 11, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Par Petroleum Corporation

Dated: July 11, 2014	/s/ Brice Tarzwell
Brice Tarzwell Senior Vice President, Chief Legal Officer and Secretary

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